Exhibit 10.7
November 29, 2010
Paul Sweetenham
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701
Re: Performance-Based Matching Credits
Dear Paul:
     On November 29, 2010, the Executive Compensation Committee (the “Committee”) of the Board of Directors of The TJX Companies, Inc. (“Parent”) approved a benefit enhancement for you to be provided by TJX UK (the “Company”), as described in this letter agreement. Capitalized terms not defined in this letter agreement have the same meaning as in Parent’s Executive Savings Plan, as amended (the “ESP”).
1.	The Company shall maintain an unfunded book-entry account in your name (the “Credit Account”) to which shall be credited amounts equal to the employer credits allocable to you under the terms of this letter agreement (the “Credits”). For the avoidance of doubt, (i) all benefits under this letter agreement shall be an unfunded contractual deferred compensation obligation of the Company and (ii) all credits will be conditional until vesting.

2.	Subject the terms of this letter agreement, you shall be entitled to the following performance-based matching Credits.
(a)	The amount eligible to be matched (your “Eligible Pension Contributions”) with respect to a Fiscal Year shall be the sum of (i) your base salary deferred during the Compensation Year under The TK Maxx Pension Plan (the “Pension Plan”), up to 8% of your base salary for the Compensation Year, plus (ii) your award, if any, under Parent’s Management Incentive Plan (“MIP”) for such Fiscal Year and deferred under the Pension Plan following the close of such Fiscal Year, up to 8% of such MIP award. The “Fiscal Year” means the fiscal year of Parent. The “Compensation Year” means the calendar year ending within the Fiscal Year.

(b)	For each Fiscal Year for which you are eligible for Credits under subsection (c) below, there shall be credited to your Credit Account an amount equal to the following percentage of your Eligible Pension Contributions:
(i)	0%, if the percentage payout of MIP (Corporate) target award opportunities is less than 90%; or

(ii)	50%, if the percentage payout of MIP (Corporate) target award opportunities is 90%; or

(iii)	a prorated percentage between 50% and 100%, if the percentage payout of MIP (Corporate) target award opportunities is between 90% and 100%; or

(iv)	100%, if the percentage payout of MIP (Corporate) target award opportunities is 100%; or

(v)	a prorated percentage between 100% and 150%, if the percentage payout of MIP (Corporate) target award opportunities is between 100% and 125%; or

(vi)	150%, if the percentage payout of MIP (Corporate) target award opportunities is 125% or higher.
Any proration under clause (iii) or (v) of this subsection (b) shall be determined in accordance with Section 3.3(b)(ii) of the ESP.
(c)	The Credits shall be credited as soon as practicable following the close of the Fiscal Year to which the Credits relate, and only if you remain employed by the Employer through the last day of the Fiscal Year. Your eligibility for the Credits commences with the Fiscal Year ending January 29, 2011 and shall continue, subject to the immediately preceding sentence and the other terms of this letter agreement, up to and including the Fiscal Year ending in 2030.

(d)	The Credits shall be determined and credited in pounds sterling.
3.	You shall become 50% vested in your rights with respect to the balance of the Credit Account on the fifth anniversary of the date on which any amounts are first credited to the Credit Account. You shall become 100% vested in your rights with respect to the balance of the Credit Account upon the earliest to occur of (i) your attainment of age fifty-five (55), (ii) your Separation from Service by reason of Disability or death (in accordance with the terms of the ESP), or (iii) a Change of Control. For the avoidance of doubt, any portion of the Credit Account that does not vest in accordance with the two preceding sentences shall be automatically and immediately forfeited upon your Separation from Service for any reason.

4.	The Credit Account shall be adjusted on a periodic basis to reflect deemed investment experience, and any distribution or withdrawal, in accordance with Article 4 of the ESP, the provisions of which are hereby incorporated by reference. For the avoidance of doubt, any measuring investment option (as described in such Article 4) specified by the Administrator may, but need not, include such investment options as may be available under the Pension Plan, the ESP, or other Employer plan. Neither the Administrator nor the Employer in any way guarantees the Credit Account from loss or decline for any reason.

5.	The vested portion of your Credit Account shall be distributed in accordance with and subject to the provisions of Article 5 and Article 6 of the ESP related to Employer Credit Accounts, each of which is hereby incorporated by reference. Accordingly, and without limitation and with such further modifications as are set forth herein,
(a)	your vested Credit Account shall be paid upon the earliest to occur of (i) your death; (ii) your Separation from Service by reason of Disability; or (iii) the later of (A) your Separation from Service for any reason and (B) your attainment of age fifty-five (55); provided, that any such payment shall be subject to subsection (e) below and subsections (c) and (d) of Sections 5.1 of the ESP (except that Section 5.1(c) of the ESP shall apply only to the extent such payments constitute non-exempt deferred compensation subject to Section 409A); and further provided, that if your Separation from Service is for cause (as determined by the Administrator), no portion of your Credit Account shall be paid and the entirety of your Credit Account shall instead be immediately forfeited;

(b)	the amount distributable to you shall be paid in a lump sum unless a timely installment election is submitted with the consent of the Administrator in accordance with Section 6.2 of the ESP, in which case the amount of each installment shall be calculated in accordance with such Section 6.2 of the ESP;

(c)	payments following your death shall be accelerated to the extent provided by Section 6.3 of the ESP;

(d)	you shall be eligible to apply for a distribution in the event of an Unforeseeable Emergency in accordance with Sections 5.2 and 6.1(d) of the ESP; and

(e)	your right to receive and/or retain any portion of your Credit Account is conditioned on your full and continued compliance with any applicable confidentiality, noncompetition, or nonsolicitation agreement, or any similar or related agreement, with the Employer, and upon any breach or threatened breach of any covenant contained in such agreements, in addition to the remedies set forth in such agreement, the Company shall have the right to immediately cease making any payment to you with respect to the Credit Account and shall have the right to require that you repay the Company, with interest, any amount or amounts previously paid to you with respect to your Credit Account.
6.	The Committee, by written instrument executed by a duly authorized representative, shall have the right to amend the provisions of this letter agreement at any time and with respect to any of the provisions hereof; provided, however, that no such amendment shall materially or adversely affect your right with respect to Credits already made as of the date of such amendment, except (to the extent such Credits constitute non-exempt deferred compensation subject to Section 409A) as permitted under Section 409A. The Committee reserves the right at any time to terminate or suspend the operation of this letter agreement.

7.	The following provisions of the ESP (to the extent applicable to Employer Credits and Employer Credit Accounts thereunder) shall apply to your entitlement under this letter agreement (such entitlement to be construed as the Plan, and you as the Participant, for purposes of such provisions), and are hereby incorporated by reference: Section 7.1 (Designation of Beneficiaries); Article 8 (Administration); Section 11.1 (Limitation on Liability of Employer); Section 11.2 (Construction); Section 11.3 (Taxes); and Section 11.5 (Spendthrift Provision).

8.	Your rights under this letter agreement shall not limit any rights that you may have to other compensation or benefits from the Company (including, without limitation, any rights you may have under the Pension Plan) or from Parent; provided, that except as otherwise provided by the Committee, for so long as you are eligible for the Credits under this letter agreement you shall not be eligible to participate in the ESP or in any other pension or deferred compensation plan (whether tax-qualified or not, and whether or not funded) maintained by Parent.

9.	Your benefits under this letter agreement are intended to comply with the requirements of Section 409A or the requirements for exemption from Section 409A, and shall be construed and administered accordingly; provided, that in no event shall the Employer be liable by reason of any failure of such benefit to comply with Section 409A or the requirements for an exemption from Section 409A.

10.	Your rights under this letter agreement are personal to you. You may not transfer, assign or dispose of any or all of your rights under this letter or your interest in any unvested benefits, in addition to the limitations incorporated by reference to Section 11.5 of the ESP.
              If the foregoing is acceptable to you, please so indicate by signing the enclosed copy of this letter agreement in the space indicated below and returning the same to Greg Flores at The TJX Companies, Inc., whereupon this letter agreement shall take effect as of November 29, 2010.

Accepted and agreed:	TJX UK

/s/ Paul Sweetenham Paul Sweetenham	By:	/s/ Paul Wilmot

THE TJX COMPANIES, INC.

	By:	/s/ Greg Flores

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